Exhibit 99.3

AMERICAN PUBLIC EDUCATION, INC.

FACT SHEET: **September 2013** TICKER: **APEI** EXCHANGE: **NASDAQ** IPO DATE/PRICE: **Nov 11, 2007 @ $20**

American Public Education, Inc. is an online provider of higher education focused primarily on serving the military and public service communities. *American Public University System* (APUS), wholly owned by APEI, operates through *American Military University* (AMU) and *American Public University* (APU). APUS' mission is to provide quality higher education with emphasis on educating the nation's military and public service communities by offering respected, relevant, accessible and affordable, student-focused online programs, which prepare them for service and leadership in a diverse, global society. American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

APUS REGISTRATIONS

For the three months ended September 30,	2013	2012	% Change
Net Course Registrations by New Students	22,100	24,000	-8%
Net Course Registrations	105,200	103,000	2%

For the nine months ended September 30,	2013	2012	% Change
Net Course Registrations by New Students	59,000	64,100	-8%
Net Course Registrations	314,300	296,900	6%

APUS REGISTRATIONS BY PRIMARY FUNDING SOURCE

For the nine months ended September 30, 2013	% of Total
Federal Student Aid (Title IV)	36%
Department of Defense Tuition Assistance (TA)	37%
Veteran's Benefits (VA)	16%
Cash & Other Sources	11%

50%+ OF APUS UNDERGRADUATE ALUMNI RETURN FOR SECOND DEGREE*

40%+ OF APUS STUDENTS REFERRED BY OTHERS

FINANCIAL METRICS *(in millions, except per share data)*

Three Months Ended	9/30/2013	9/30/2012
Revenues	$ 81.8	$ 77.1
Net Income	$ 10.9	$ 10.8
Diluted EPS (per diluted share)	$0.61	$0.60

Balance Sheet, as of	9/30/2013	12/31/2012
Cash & Equiv.	$143.8	$114.9
Total Assets	$266.7	$ 237.6
Total Corp. Debt	$ 0	$ 0

Full Year Ended	12/31/2012	12/31/2011
Revenues	$313.5	$260.4
Net Income	$ 42.3	$ 40.8
Diluted EPS	$ 2.35	$ 2.23

UNIVERSITY PROFILE

As of December 31, 2012



18%
23%
59%

Enrollment by degree level

- Associates
- Bachelors
- Masters



43%
57%

Enrollment by status

- Military
- Civilian



4%
11%
21%
12%
21%
14%
17%

Enrollment by school

- 21%-Arts & Humanities
- 21%-Public Service & Health
- 17%-Security & Global Studies
- 14%-Management
- 12%-Business
- 11%-Science & Technology
- 4%-Education

AFFORDABLE TUITION

Undergraduate Tuition: $250/credit hour

Graduate Tuition: $325/credit hour

Avg. Age: 32 years

Avg. Undergraduate Class Size: 16 students

Gender Ratio: 66 male/34 female

Avg. Courses Per Year: 3 Military/4 Civilian

Faculty: 440 Full-Time/1,720 Adjunct

Staff: 960 Full-Time/30 Part-Time

AMU & APU GRADUATES

27,000+
Alumni



7,600
6,100
4,600
3,300
2,000
1,600
1,100
800
600
300
100
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12

*Represents returning undergraduate students from 2010 conferrals.

NOTE: Past performance is not indicative of future results. Additional information, including important details about risk factors, can be found in the company's filings with the U.S. Securities and Exchange Commission, www.sec.gov.

Contact Chris Symanoskie
Vice President, Investor Relations
703-334-3880 or csymanoskie@apus.edu.